Mail Stop 6010


								December 15, 2005


Mr. Michael Braunold
Chief Executive Officer
SPO Medical Inc.
21860 Burbank Blvd., North Building, Suite 380
Woodland Hills, CA 91367


	Re:	SPO Medical Inc.
		Form 10-KSB for year ended December 31, 2004
		Filed June 21, 2005
		File No. 000-11772

Dear Mr. Braunold:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant